Exhibit 99.1

News Release

Evans Bancorp, Inc. One Grimsby Drive Hamburg, NY 14075

IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $1.8 Million for the 2013 First Quarter

HAMBURG, NY, April 24, 2013– Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2013.

SUMMARY OF THE 2013 FIRST QUARTER

•	First quarter net interest income of $6.8 million was comparable with the prior year period.

•	Provision for loan losses of $450 thousand is a return to a more normalized level after a $249 thousand release of provision in 2012.

•	First quarter net income was $1.8 million, or $0.43 per diluted share, compared with $2.4 million, or $0.58 per diluted share, in the first quarter of 2012.

•	The ratio of non-performing loans and leases to total loans and leases decreased from 2.09% to 1.37% year-over-year.

•	Total deposits increased $48.6 million, or 7.5%, over 2012 first quarter, driven by continued growth in savings and transactional deposits.

•	Strong capital position with Total Risk-Based Capital ratio of 15.28% at March 31, 2013.

Net income was $1.8 million in the first quarter of 2013, down 23.7% from net income of $2.4 million in the first quarter of 2012, primarily reflecting an increase in the provision for loan and lease losses. The prior-year period included a release of loan and lease loss reserves due to the continued improvement in the leasing portfolio’s credit quality. Overall, the provision for loan and lease losses increased $0.7 million from a release of $249 thousand in the first quarter of 2012 to a provision of $450 thousand in the first quarter of 2013. Return on average equity was 9.55% for the first quarter of 2013, compared with 13.59% in the first quarter of 2012.

“During the first quarter the bank grew at a slower pace than recent quarters, due mainly to loan payoffs and slower loan closings,” said David J. Nasca, Evans Bank President & CEO. “We did, however, attain higher loan and deposit balances while continuing to improve asset quality. Income comparisons to last year’s first quarter appear less favorable as provision for loan and lease losses returned to more normal levels. We continue to diversify and rebalance our loan portfolio with increased commercial and industrial and consumer loans and anticipate a healthier pace of growth in the second quarter as we have a strong loan pipeline and as business activity picks up.”

Net Interest Income

Net interest income was $6.8 million for the 2013 first quarter, flat when compared with the first quarter of 2012 and down 3.9% from the trailing fourth quarter of 2012.

The Company’s net interest margin decreased in the first quarter to 3.63%, compared with the 2012 fourth quarter net interest margin rate of 3.78%, and 2012 first quarter rate of 3.93%. When compared with last year’s first quarter, the Company has been able to partially offset the 57 basis point decrease in the yield on interest-earning assets through reduced pricing of its interest bearing liabilities by 34 basis points.

The provision for loan and lease losses in the first quarter of 2013 was $450 thousand. The prior-year period had a release of $249 thousand in provision, and the trailing fourth quarter of 2012 had a release of $129 thousand in provision.

Evans Bancorp Reports Net Income of $1.8 million for the 2013 First Quarter

April 24, 2013

Non-Interest Income

Non-interest income remained steady at $3.3 million, or 32.7% of total revenue, in the first quarter of 2013, compared with the first quarter of 2012. Insurance agency revenue of $2.0 million was up $54 thousand, or 2.8%, from the 2012 first quarter, due mostly to increases in profit sharing and commercial lines revenue. Service charges on deposits increased 10.6% to $482 thousand from the prior-year period. Compared with the fourth quarter of 2012, total non-interest income remained flat, with an increase in insurance agency revenue offset by a decrease in other income. The increase in insurance agency revenue in the linked quarter is due to seasonal profit-sharing income, while the decrease in other income is driven by a decrease in income related to selling loans to Fannie Mae as the Company decided to retain more residential mortgage originations in portfolio.

Non-Interest Expense

Total non-interest expense was $7.1 million in the first quarter of 2013, an increase of 2.4% from $6.9 million in the first quarter of 2012. The main driver of the increase was occupancy costs, which were up $131 thousand, or 19.1%, compared with the first quarter of 2012. This was due mainly to a write-off of software which is no longer going to be utilized.

As a result, the Company’s first quarter efficiency ratio increased to 69.20% compared with 67.10% during the prior-year period.

Income tax expense for the quarter ended March 31, 2013, was $0.8 million, representing an effective tax rate of 30.4% compared with an effective tax rate of 31.7% in the first quarter of 2012.

Balance Sheet Highlights

Total assets grew to $823.7 million at March 31, 2013, up 6.2% from $775.8 million on March 31, 2012, and up 1.7% from $809.7 million at the end of the 2012 fourth quarter. Loans were $587.2 million at March 31, 2013, an increase of 2.1% from $575.2 million at March 31, 2012, and up 1.0% from $581.3 million at December 31, 2012.

Investment securities were $98.2 million at March 31, 2013, up 2.5% from $95.8 million at the end of the fourth quarter of 2012 and down 12.7% from $112.5 million as of the end of first quarter of 2012. Other assets increased $53.5 million over last year’s first quarter, the majority of which was in Fed Funds sold balances due to deposit growth outpacing loan growth.

Total deposits increased $48.6 million, or 7.5%, to $698.3 million at March 31, 2013, from $649.7 million at March 31, 2012, and grew $19.3 million, or 2.8%, from the 2012 year-end balance. The sequential quarter and year-over-year growth was attributable to deposit increases in both seasonal municipal and consumer products. The Company’s Better Checking product (included in the NOW category), along with its complementary Better Savings product, continues to be successful in acquiring new customers, deepening existing relationships and increasing fee income.

Asset Quality

Net charge-offs to average total loans and leases ratio were 0.02% for the first quarter of 2013, down from 0.32% in the first quarter of 2012 and down from 0.24% in the fourth quarter of 2012. The improved charge-off percentage remains below industry standards and reflects the Bank’s focus on maintaining strong credit fundamentals.

The ratio of non-performing loans and leases to total loans and leases improved to 1.37% at March 31, 2013, from 1.38% and 2.09% at December 31, 2012, and March 31, 2012, respectively. During the first quarter of 2013, there was a $0.2 million decrease in non-performing loans and leases due mainly to commercial loan charge-offs.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.73% at

Evans Bancorp Reports Net Income of $1.8 million for the 2013 First Quarter

April 24, 2013

March 31, 2013, compared with 1.67% at December 31, 2012, and 1.86% at the end of 2012 first quarter. The level of non-performing loans and leases decreased, resulting in an improved coverage ratio of 126.4% at March 31, 2013, compared with 118.3% at December 31, 2012 and 82.7% at March 31, 2012.

Gary A. Kajtoch, Executive Vice President and CFO commented, “Our nonperforming loans have continued to decline as a result of a concerted effort to manage credits that require attention. We will maintain rigorous credit standards as we strive for profitable growth in this intensely competitive marketplace.”

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.87% at March 31, 2013. Book value per share was $18.26 at March 31, 2013, compared with $17.94 at December 31, 2012, and $17.06 at March 31, 2012. Tangible book value per share at March 31, 2013 was $16.26, up 2.1% from the end of the fourth quarter of 2012 and up 8.7% from the first quarter 2012.

Outlook

Mr. Nasca concluded, “While the outlook for financial institutions continues to be challenging, we believe we can grow profitably by executing our newly updated strategic plan which focuses on structured relationship development and customer acquisition, enhanced fee-based income and refined risk management approaches. Evans seeks to deliver solutions based upon our intimate knowledge of customer needs, which differentiates us from regional and national banks. We expect this relationship-based approach will provide for market growth and increased shareholder value.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $824 million in assets and $698 million in deposits at March 31, 2013. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 7 insurance offices in the Western New York region. Evans Investment Services, provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

Evans Bancorp Reports Net Income of $1.8 million for the 2013 First Quarter

April 24, 2013

For more information contact:	-OR-

Gary A. Kajtoch	Deborah K. Pawlowski
Executive Vice President and Chief Financial Officer	Kei Advisors LLC
Phone: (716) 926-2000	Phone: (716) 843-3908
Email: gkajtoch@evansbank.com	Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Net Income of $1.8 million for the 2013 First Quarter

April 24, 2013

EVANS BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA (UNAUDITED) (in thousands except shares and per share data)
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
ASSETS
Investment Securities	$98,220	$95,807	$95,912	$96,802	$112,492
Loans	587,157	581,283	596,176	594,569	575,188
Leases	929	1,612	2,440	3,355	4,512
Allowance for loan and lease losses	(10,154)	(9,732)	(10,208)	(10,658)	(10,790)
Goodwill and intangible assets	8,367	8,429	8,492	8,569	8,675
All other assets	139,195	132,277	106,496	85,486	85,716
Total assets	$823,714	$809,676	$799,308	$778,122	$775,793
LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$123,084	$123,405	$126,251	$116,231	$114,423
NOW deposits	73,016	65,753	62,946	63,535	62,077
Regular savings deposits	391,739	380,924	375,859	365,875	363,552
Time deposits	110,461	108,910	107,674	108,279	109,629
Total deposits	698,300	678,992	672,730	653,920	649,681
Borrowings	37,113	42,441	39,411	40,185	42,010
Other liabilities	11,806	13,416	13,185	11,736	13,647
Total stockholders’ equity	$76,495	$74,827	$73,982	$72,281	$70,455
SHARES AND CAPITAL RATIOS
Common shares outstanding	4,190,257	4,171,473	4,151,985	4,153,332	4,128,905
Book value per share	$18.26	$17.94	$17.82	$17.40	$17.06
Tangible book value per share	$16.26	$15.92	$15.77	$15.34	$14.96
Tier 1 leverage ratio	9.87%	9.69%	9.71%	9.77%	9.74%
Tier 1 risk-based capital ratio	14.02%	13.41%	12.96%	12.92%	12.96%
Total risk-based capital ratio	15.28%	14.67%	14.22%	14.18%	14.22%
ASSET QUALITY DATA
Total non-performing loans and leases	$8,036	$8,229	$9,415	$11,008	$13,041
Total net loan and lease charge-offs	28	346	459	433	456
Non-performing loans and leases/Total loans and leases	1.37%	1.38%	1.53%	1.77%	2.09%
Net loan and lease charge-offs/Average loans and leases	0.02%	0.24%	0.31%	0.30%	0.32%
Allowance for loans and leases to total loans and leases	1.73%	1.67%	1.71%	1.78%	1.86%

Evans Bancorp Reports Net Income of $1.8 million for the 2013 First Quarter

April 24, 2013

EVANS BANCORP, INC AND SUBSIDIARIES

SELECTED OPERATIONS DATA (UNAUDITED)

(in thousands except share and per share data)

	2013	2012	2012	2012	2012
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$7,956	$8,409	$8,309	$8,289	$8,369
Interest expense	1,130	1,309	1,364	1,408	1,516
Net interest income	6,826	7,100	6,945	6,881	6,853
Provision for loan and lease losses	450	(129)	9	301	(249)
Net interest income after provision	6,376	7,229	6,936	6,580	7,102
Deposit service charges	482	498	487	437	436
Insurance service and fee revenue	1,999	1,604	1774	1,643	1,945
Bank-owned life insurance	113	120	118	134	117
Other income	716	1,060	837	824	790
Total non-interest income	3,310	3,282	3,216	3,038	3,288
Salaries and employee benefits	4,289	4,083	4,778	4,229	4,214
Occupancy	816	776	679	645	685
Repairs and maintenance	178	213	210	177	169
Advertising and public relations	124	214	119	336	145
Professional services	454	463	356	567	539
Technology and communications	291	337	320	276	263
Amortization of intangibles	62	63	77	105	104
FDIC insurance	138	130	118	139	134
Other expenses	724	926	699	848	656
Total non-interest expenses	7,076	7,204	7,356	7,323	6,909
Income before income taxes	2,610	3,307	2,796	2,295	3,481
Income tax provision	794	1,185	660	800	1,102
Net income	$1,816	$2,122	$2,136	$1,495	$2,379
PER SHARE DATA
Net income per common share-diluted	$0.43	$0.51	$0.51	$0.36	$0.58
Cash dividends per common share	$0.00	$0.24	$0.22	$0.00	$0.22
Weighted average number of diluted shares	4,210,595	4,180,578	4,177,567	4,156,868	4,131,330
PERFORMANCE RATIOS
Return on average total assets	0.89%	1.05%	1.07%	0.77%	1.26%
Return on average stockholders’ equity	9.55%	11.33%	11.60%	8.33%	13.59%
Efficiency ratio	69.20%	68.78%	71.64%	72.75%	67.10%

Evans Bancorp Reports Net Income of $1.8 million for the 2013 First Quarter

April 24, 2013

EVANS BANCORP, INC AND SUBSIDIARIES SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED) (in thousands)
	2013	2012	2012	2012	2012
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$575,953	$585,453	$590,200	$574,639	$568,863
Investment securities	98,120	101,135	99,347	101,053	105,339
Interest bearing deposits at banks	78,426	63,797	48,619	39,198	23,271
Total interest-earning assets	752,499	750,385	738,166	714,890	697,473
Non interest-earning assets	61,314	58,617	57,776	58,261	58,607
Total Assets	$813,813	$809,002	$795,942	$773,151	$756,080
NOW	$67,836	$62,245	$62,283	$60,472	$55,116
Regular savings	359,434	355,327	352,378	336,798	326,090
Muni-Vest savings	21,348	28,991	21,792	26,821	22,076
Time deposits	110,209	108,447	108,179	109,170	112,079
Total interest-bearing deposits	558,827	555,010	544,632	533,261	515,361
Other borrowings	43,693	41,948	39,883	40,619	42,512
Total interest-bearing liabilities	602,520	596,958	584,515	573,880	557,873
Demand deposits	122,359	124,741	124,590	115,033	114,783
Other non-interest bearing liabilities	12,857	12,408	13,186	12,471	13,418
Stockholders’ equity	76,077	74,895	73,651	71,766	70,006
Total Liabilities and Equity	$813,813	$809,002	$795,942	$773,151	$756,080
YIELD/RATE
Loans and leases, net	5.04%	5.26%	5.13%	5.23%	5.28%
Investment securities	2.80%	2.74%	2.93%	2.98%	3.23%
Interest bearing deposits at banks	0.09%	0.09%	0.12%	0.15%	0.15%
Total interest-earning assets	4.23%	4.48%	4.50%	4.64%	4.80%
NOW	0.67%	1.05%	1.03%	0.99%	1.01%
Regular savings	0.35%	0.46%	0.54%	0.57%	0.69%
Muni-Vest savings	0.28%	0.30%	0.29%	0.30%	0.38%
Time deposits	1.63%	1.70%	1.67%	1.80%	1.85%
Total interest-bearing deposits	0.64%	0.76%	0.81%	0.86%	0.96%
Other borrowings	2.20%	2.45%	2.59%	2.58%	2.58%
Total interest-bearing liabilities	0.75%	0.88%	0.93%	0.98%	1.09%
Interest rate spread	3.48%	3.60%	3.57%	3.66%	3.71%
Contribution of interest-free funds	0.15%	0.18%	0.19%	0.19%	0.22%
Net interest margin	3.63%	3.78%	3.76%	3.85%	3.93%